SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2016

AARON’S, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Pkwy, SE, Suite 300 Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

309 E. Paces Ferry Road, N.E.

Atlanta, Georgia 30305-2377

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2016, Dent-A-Med Inc. (“DAMI”), a wholly owned indirect subsidiary of Aaron’s, Inc. (the “Company”), and HC Recovery, Inc., a wholly owned subsidiary of DAMI, entered into the twelfth amendment (the “Twelfth Amendment”) to the 2011 loan and security agreement assumed by the Company in the October 2015 acquisition of DAMI (the “DAMI Credit Facility”). The Twelfth Amendment amends the DAMI Credit Facility to, among other things, (i) remove the financial covenant that requires DAMI to maintain a certain EBITDA ratio, (ii) include a financial covenant that requires DAMI to meet certain trailing twelve month and fiscal quarter EBITDA thresholds, (iii) include a minimum tangible net worth requirement for DAMI, and (iv) include a financial covenant that DAMI shall maintain a monthly Cash Collection Percentage (as defined in the DAMI Credit Facility) of greater than or equal to 5.0%. The Twelfth Amendment also amends the definition of “Permitted Indebtedness” in the DAMI Credit Facility to include non-interest bearing debt owing to the Company and certain of its affiliates under certain circumstances.

As amended, borrowings under the DAMI Credit Facility bear interest at 4.375% plus one-month LIBOR, provided that the applicable margin will increase by 0.25% if Monthly Excess Availability (as defined in the DAMI Credit Facility) is less than twenty percent.

The foregoing description of the Twelfth Amendment is qualified in its entirety by reference to the full text of such document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated herein by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Twelfth Amendment to Loan and Security Agreement, dated as of June 30, 2016, by and among Dent-A-Med Inc., HC Recovery, Inc. and Wells Fargo Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.

	By:	/s/ Steven A. Michaels
Date: July 7, 2016		Steven A. Michaels Chief Financial Officer and President of Strategic Operations